Exhibit 5.2

Building C1, Shangxianhu Fund PARK, No. 1 Qingshu Road, Economic Development Zone, Wuxi, Jiangsu, China

Tel: (0510) 8355 3777 Fax: (0510) 8355 3777

December 3, 2025

To:	Park Ha Biological Technology Co., Ltd. (the “Company”)
901, Building C, Phase 2 Wuxi International Life Science Innovation Campus 196 Jinghui East Road Xinwu District, Wuxi, Jiangsu Province People’s Republic of China

Dear Sir/Madam,

We, Jiangsu Junjin Law Firm, are qualified lawyers of the People’s Republic of China (the “PRC” or “China”), and are qualified to issue this legal opinion (this “Opinion”) with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”). For the purpose of this Opinion only, unless otherwise specified, the “PRC or China” does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

We are acting as the Company’s PRC counsel in connection with the registration statement on Form F-1 (File No. 333-[*]), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended), (b) the prospectus, including all amendments and supplements thereto, that forms a part of the Registration Statement (the “Prospectus”), and (c) the Company’s proposed offering of 20,000,000 units, with each Unit consisting of (i) one class A ordinary share, par value $0.00002 per share and (ii) one warrant to purchase one class A ordinary share (up to nine class A ordinary shares pursuant to the zero exercise price option as described further below), as set forth in the Registration Statement (the “Offering”).

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A.	DEFINITIONS

Unless otherwise expressly prescribed in this Opinion, the following capitalized terms shall have the meanings ascribed to them as follows:

“CSRC”	means the China Securities Regulatory Commission

“Engagement Agreement”	means the Exclusive Engagement Agreement dated December 3, 2025, entered into by and between the Company and D. Boral Capital LLC (the “Placement Agent”) in the Offering

“Governmental Agency(ies)”	means any competent national, provincial, municipal or local government authorities, courts, arbitration commissions, or regulatory bodies of the PRC having jurisdiction over the PRC Subsidiaries in the PRC

“PRC Subsidiaries”	means the subsidiaries of the Company formed in the PRC, including Park Ha Investment (Wuxi) Co., Ltd., or WFOE, a wholly foreign-owned company with limited liability, Jiangsu Park Ha Biological Technology Co., Ltd., or Park Ha Jiangsu, a subsidiary wholly owned by WFOE, Wuxi Xinzhan Enterprise Management Consulting Co., Ltd., or Xinzhan, a subsidiary wholly owned by WFOE, Shanghai Park Ha Industrial Development Co., Ltd., a subsidiary wholly owned by Xinzhan, Wuxi Muchen Biotechnology Co., Ltd., a subsidiary wholly owned by Jiangsu Park Ha, and Wuxi Mufeng Biotechnology Co., Ltd., a subsidiary wholly owned by Jiangsu Park Ha

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement

“Registration Statement”	means the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering

“Trial Measures”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, along with five (5) supporting guidelines, promulgated by the CSRC on February 17, 2023, and effective on March 31, 2023

B.	DOCUMENTS AND ASSUMPTIONS

For the purpose of rendering this Opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the due diligence documents provided by the Company, the Engagement Agreement, and such other documents, including but not limited to corporate records, certificates, governmental authorizations, statements and confirmations made by the Company and/or its representatives, and other instruments as we have considered necessary or advisable for the purpose of rendering this Opinion (collectively, the “Documents”).

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In our examination of the Documents, we have assumed, without independent investigation and inquiry, the following assumptions (the “Assumptions”):

(a)	All Documents submitted to us as originals are authentic and all Documents submitted to us as copies conform to their originals and such originals are authentic;

(b)	All Documents have been validly authorized, executed and delivered by all the relevant parties thereto, other than the Company and all natural persons who have the necessary legal capacity;

(c)	All signatures, seals and chops on the Documents submitted to us are genuine;

(d)	All Documents and the factual statements provided to us by the Company, including but not limited to those set forth in the Documents, are complete, true and correct;

(e)	No amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

(f)	Each of the parties to the Documents, other than the Company, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation;

(g)	Each of the parties to the Documents, other than the Company, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation;

(h)	All governmental authorizations and other official statement or documentations provided to us are obtained from the competent government agencies by lawful means in due course;

(i)	All Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than the PRC Laws; and

(j)	All required consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than of the PRC in connection with the transactions contemplated under the Registration Statement have been obtained or made, or where such required consents, licenses, permits, approvals, exemptions or authorizations have not been obtained or made as of the date hereof, no circumstance will cause or result in any failure for the same to be obtained or made.

C.	OPINIONS

Based on the foregoing and subject to the Qualifications set out below, we are of the opinions on the date hereof that:

(a)	Business Operations. Based on our understanding of the explicit provisions under PRC Laws, we are of the opinion that each of the PRC Subsidiaries has obtained all requisite governmental authorizations that are material for its business operations currently conducted in the PRC as described in the Registration Statement and the Prospectus. However, it is uncertain that the PRC Subsidiaries can renew the governmental authorizations in a timely manner when their current term expires; and new PRC laws and regulations may be enforced from time to time to require additional licenses and permits other than those the PRC Subsidiaries currently have. The interpretation and application of the PRC Laws and future PRC laws and regulations are still evolving, and there can be no assurance that any of the Governmental Agencies will not take a view that is contrary to or otherwise different from our opinions stated herein.

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(b)	Enforceability of Civil Procedures. There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts obtained against the Company or the directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against the Company or the directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other forms of written reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(c)	Taxation. The statements made in the Registration Statement under the caption “Taxation— People’s Republic of China Taxation”, with respect to the PRC tax laws and regulations or interpretations, are correct and accurate in all material respects, and constitute our opinion.

(d)	PRC Laws. To the best of our knowledge after due and reasonable inquiry, the statements in the Prospectus on the cover page and under the captions “Prospectus Summary”, “Enforceability of Civil Liabilities”, “Taxation”, and “Legal Matters”, to the extent that such statements describe or summarize PRC legal or regulatory matters, are true, accurate and correct in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

(e)	CSRC Filing. According to the Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC and report relevant information. Companies that had already been listed overseas are required to file with the CSRC within three business days after the completion of subsequent securities offerings in the same overseas market where its securities were previously offered and listed. We are of the view that the Offering pursuant to the Prospectus will be subject to the Trial Measures, and the Company should, through its major operating entity incorporated in the PRC, file for record with the CSRC within three business days after the completion of the Offering pursuant to the Prospectus.

D.	QUALIFICATIONS

This Opinion is further subject to the following qualifications (the “Qualifications”):

(a)	We express no opinion as to any laws other than the PRC Laws in force on the date of this Opinion;

(b)	The PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(c)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be construed as a whole and no part shall be extracted and referred to independently. Also, this Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein; and

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(d)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The Opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This Opinion is given for the benefit of the addressee hereof in connection with this Offering. Without our express prior written consent, neither this Opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

We hereby consent to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Jiangsu Junjin Law Firm
Jiangsu Junjin Law Firm

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